SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Midwest Air Group, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1828757
(State of incorporation	(IRS Employer
or organization)	Identification No.)

6744 South Howell Avenue, Oak Creek, Wisconsin	53154
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $.01 par value	American Stock Exchange
Preferred Share Purchase Rights	American Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [_]

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

        A description of the Common Stock, par value $.01 per share (the “Common Stock”), of Midwest Air Group, Inc. (the “Registrant”) is contained in Item 4 of the Registrant’s registration statement on Form 8-B filed May 2, 1996, including any amendment or report filed for the purpose of updating such description (the “Common Stock Registration Statement”). The description of the Common Stock contained in the Common Stock Registration Statement is incorporated in this Item 1 by reference.

        A description of the Preferred Share Purchase Rights (the “Rights”) of the Registrant is contained in Item 1 of the Registrant’s Preferred Share Purchase Rights registration statement on Form 8-A filed February 15, 1996, including any amendment or report filed for the purpose of updating such description (the “Rights Registration Statement”). The description of the Rights contained in the Rights Registration Statement is incorporated in this Item 1 by reference.

Item 2.	Exhibits.

Exhibit Number                             Document Description

1	Restated Articles of Incorporation as amended through April 8, 2004 (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statements on Form S-3 filed April 9, 2004 (File Nos. 333-110639, 333-110900 and 333-111016)).

2	By-laws of the Registrant as amended through April 29, 1999 (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-13934)).

3	Articles of Amendment relating to Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-B filed May 2, 1996 (File No. 1-13934)).

4	Articles of Amendment relating to increase in authorized shares (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-13934)).

5	Rights Agreement, dated February 14, 1996, between the Registrant and U.S. Bank National Association as successor in interest to Firstar Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed February 15, 1996 (File No. 1-13934)).

6	Amendment to the Rights Agreement, dated April 19, 1996, between the Registrant and U.S. Bank National Association as successor in interest to Firstar Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-B filed May 2, 1996 (File No. 1-13934)).

7	Amendment to Rights Agreement, effective as of September 30, 2002, by and among U.S. Bank, National Association, the Registrant and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-13934)).

All exhibits required by the instructions to Item 2 will be supplied to the American Stock Exchange.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MIDWEST AIR GROUP, INC.
Date: September 20, 2005	By: /s/ Dennis J. O'Reilly
Name: Dennis J. O'Reilly
Title: Treasurer